NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 22, 2011	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
ANNUAL AND FOURTH QUARTER 2010 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited annual and fourth quarter financial results for 2010. The Bank expects to file its annual report on Form 10-K, including complete, audited results for the year ending December 31, 2010, with the Securities and Exchange Commission next month.

Additionally, the Bank's board of directors declared a dividend equal to an annual yield of 0.30 percent, which is the approximate daily average three-month LIBOR yield for the fourth quarter. The dividend, based on average stock outstanding for the fourth quarter of 2010, will be paid on March 2, 2011. The Bank's board of directors anticipates that it will continue to declare modest cash dividends through 2011, but cautioned that adverse events such as a negative trend in credit losses on the Bank's private-label mortgage-backed securities or mortgage portfolio, a meaningful decline in income, or regulatory disapproval could lead to reconsideration of this plan.

“We have been working diligently toward our publicly stated goal of returning the Bank to a position where it can pay dividends, repurchase excess stock, and more fully fund the Affordable Housing Program,” stated Bank President and Chief Executive Officer Edward A. Hjerpe III. “I am pleased to report that we have now produced five consecutive quarters of profitability, reintroduced a modest dividend payment, and increased AHP funds available for 2011. We plan to continue to focus on primary products and services for our members, core operations, building retained earnings, and beginning to repurchase excess stock in the coming years.”

Based on its preliminary results, the Bank expects to allocate $10.2 million to fund the 2011 Affordable Housing Program.

2010 Year-End Balance-Sheet Highlights

Total assets declined 6.1 percent to $58.6 billion at December 31, 2010, down from $62.5 billion at year-end 2009, principally driven by the decrease in demand for advances. A $9.6 billion decrease in advances and a $0.3 billion decrease in mortgage loans were offset by a $6.2 billion increase in investments.

Advances decreased 25.4 percent to $28.0 billion, compared with $37.6 billion at year-end 2009. The reduction in advances was primarily attributable to continued high deposit levels at member financial institutions.

Total investments were $27.1 billion at December 31, 2010, an increase of $6.2 billion, or 29.5 percent, compared with $20.9 billion at December 31, 2009. The increase was mainly due to a $3.6 billion increase in short-term investments, a $2.3 billion increase in agency and FDIC-guaranteed corporate debentures, and a $320.2 million increase in mortgage-backed securities. The par value of private-label MBS declined to $3.0 billion at December 31, 2010, from $3.6 billion at December 31, 2009, while the carrying value of private-label MBS declined to $1.9 billion at December 31, 2010, from $2.2 billion at December 31, 2009.

Total mortgage loans were $3.2 billion at December 31, 2010, a decrease of $0.3 billion, or 7.4 percent, compared with $3.5 billion at December 31, 2009, as purchase volumes remained relatively low as compared to the repayment of existing loans.

GAAP capital increased to $3.3 billion at December 31, 2010, compared with $2.8 billion at year-end 2009. Retained earnings at December 31, 2010, grew to $249.2 million, an increase of $106.6 million from December 31, 2009. Accumulated other comprehensive loss totaled $638.1 million at December 31, 2010, an improvement of $383.5 million from December 31, 2009.

At December 31, 2010, the Bank's total regulatory capital-to-assets ratio was 6.8 percent, exceeding the 4.0 percent minimum regulatory requirement as well as the Bank's current 5.5 percent internal minimum requirement, and its permanent capital was $4.0 billion, exceeding its $975.2 million minimum regulatory risk-based capital requirement. The ratio of the Bank's market value of equity to its par value of capital stock rose to 94 percent at December 31, 2010, compared with 78 percent a year earlier. The Bank remained in compliance with all regulatory capital ratios as of December 31, 2010, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, as of September 30, 2010.

2010 Annual Operating Highlights

Net income for the year was $106.6 million, compared with a net loss of $186.8 million for 2009. The $293.3 million improvement was primarily due to a $359.3 million decrease in the credit-related other-than-temporary impairment charges on certain private-label MBS, partially offset by factors including a $19.1 million decrease in net interest income after provision for credit losses and the reinstatement of assessments due to the Bank's return to profitability for the year, resulting in $26.6 million for REFCorp assessments and $11.8 million for Affordable Housing Program contributions.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $84.8 million for the year, a $359.3 million, or 80.9 percent, decrease from the $444.1 million recorded in 2009. The $84.8 million charge in 2010 resulted from an increase in projected losses on the collateral underlying private-label MBS with a combined par value of $2.2 billion at December 31, 2010. The reduction in credit losses attributable to other-than-temporary impairment, compared with 2009, primarily reflects the relative stabilization in projected factors, such as home prices and unemployment rates, that affect the expected performance of the mortgage loans underlying the Bank's private-label MBS.

Net interest income after provision for credit losses on mortgage loans for 2010 was $290.9 million, compared with $310.0 million for 2009. This decrease is partially attributable to the decline in average earning assets from $70.5 billion for 2009, to $63.0 billion for 2010. This decline was driven by a $10.2 billion decline in average advances balances, from $43.3 billion during 2009 to $33.2 billion during 2010, and reflects members' declining needs for wholesale funding. Also contributing to the decline in net interest income after provision for credit losses on mortgage loans was a $5.0 million increase in the provision for credit losses on mortgage loans, reflecting increasing rates of delinquency and higher expected loss severities in the mortgage loan portfolio.

However, despite the decline in average earning assets during the year, both net interest spread and net interest margin increased for the year ended December 31, 2010. Net interest spread was 0.40 percent for the year ended December 31, 2010, a four-basis-point increase from 2009, and net interest margin was 0.47 percent, a three-basis-point increase from 2009. The increase in net interest spread and net interest margin was partly attributable to the relative steepness of the yield curve and the cumulative effects of redemption and refinancing of debt in a very low-interest-rate environment, as well as a $4.0 million increase in prepayment fee income.

2010 Fourth Quarter Operating Highlights

Net income for the fourth quarter of 2010 was $23.6 million, compared with net income of $6.3 million in the fourth quarter of 2009. Credit-related other-than-temporary impairment losses on certain private-label MBS in the fourth quarter of 2010 totaled $25.6 million, compared with $72.4 million in the fourth quarter of 2009. The improvement from reduced credit-related impairment charges is partially offset by a $13.9 million decrease in net interest income after provision for credit losses, a $5.9 million increase in REFCorp assessments, and a $2.6 million increase in Affordable Housing Program contributions.

Net interest income after provision for credit losses on mortgage loans for the fourth quarter of 2010 was $73.7 million, compared with $87.5 million for the fourth quarter of 2009. The decrease of $13.9 million is the result of a $5.4 million increase in the provision for loan losses on mortgage loans that was attributable to increasing loan delinquencies and higher expected loss severities in the mortgage loan portfolio, as well as a two-basis point decrease in net interest margin from 0.54 percent in the fourth quarter of 2009 to 0.52 percent in the fourth quarter of 2010.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	12/31/2010	9/30/2010	12/31/2009
ASSETS
Advances	$28,034,949	$30,205,259	$37,591,461
Investments (1)	27,134,475	28,283,283	20,947,464
Mortgage loans held for portfolio, net	3,245,954	3,274,414	3,505,975
Total assets	58,647,301	62,002,647	62,487,000

LIABILITIES
Consolidated obligations, net	53,627,591	56,782,988	57,686,832
Deposits	745,521	743,909	772,457
Mandatorily redeemable capital stock	90,077	86,608	90,896

CAPITAL
Class B capital stock	3,664,425	3,662,292	3,643,101
Retained earnings	249,191	225,569	142,606
Accumulated other comprehensive loss	(638,111)	(712,950)	(1,021,649)
Total capital	3,275,505	3,174,911	2,764,058
Total liabilities and capital	58,647,301	62,002,647	62,487,000

Total regulatory capital-to-assets ratio	6.8%	6.4%	6.2%
Ratio of market value of equity (MVE) to par value of capital stock (2)	93.6%	89.1%	77.6%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2010	12/31/2009	12/31/2010	9/30/2010	12/31/2009

Total interest income	$870,513	$1,147,976	$215,462	$222,789	$232,193
Total interest expense	572,930	836,262	135,979	147,469	144,215
Net interest income	297,583	311,714	79,483	75,320	87,978
Net interest income after provision for credit losses on mortgage loans	290,882	309,964	73,669	74,867	87,528
Net other-than-temporary impairment losses on investment securities recognized in income	(84,762)	(444,068)	(25,620)	(5,876)	(72,440)
Other income (loss)	(1,482)	7,421	863	1,219	5,011
Operating expense	51,258	53,029	14,249	12,048	11,884
Other expense	8,306	7,039	2,511	1,896	1,903
Affordable housing program	11,843	—	2,625	4,593	—
REFCorp	26,646	—	5,905	10,335	—
Total assessments	38,489	—	8,530	14,928	—
Net income (loss)	106,585	(186,751)	23,622	41,338	6,312

Performance Ratios:
Return on average assets	0.17%	(0.27)%	0.15%	0.26%	0.04%
Return on average equity	3.52%	(6.49)%	2.89%	5.30%	0.93%
Net interest spread	0.40%	0.36%	0.45%	0.41%	0.47%
Net interest margin	0.47%	0.44%	0.52%	0.48%	0.54%
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(1)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(2)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 3 -Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2010.

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Forward-Looking Statements

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. Discussion of the possibility of future declarations of dividends is one such forward-looking statement. The words “preliminary,” “expects,” “anticipates,” “plan,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on mortgage assets. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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